Exhibit 99.2

Walter V. E. Parker

December 12, 2008

Mr. John Barry
Chairman of the Board of Directors
Prospect Capital Corporation
10 East 40th Street
New York City, NY 10016

Dear John;

Yesterday afternoon I received an e-mail from Brian Oswald notifying me that the annual meeting would be recessed to allow more time to solicit the necessary votes to pass proposal #3 in the proxy materials.

I had anticipated that my board position would be eliminated at this meeting, and accordingly, I resign, effective immediately, as an Independent Director and member of the Board of Prospect Capital Corporation.

I wish to thank my fellow shareholders for allowing me the honor to serve on the Board since the company first went public. I wish to thank the staff of the management company and the outside professional advisors to Prospect Capital Corporation for the assistance they provided.

Very truly yours,

/s/ Walter V.E. Parker

Walter V. E. Parker